Exhibit 4.2

BARCLAYS BANK PLC

Officer’s Certificate

In connection with the issuance of $2,000,000,000 aggregate principal amount of 2.5% Senior Notes due 2013 (the “Securities”) of Barclays Bank PLC (the “Bank”), I, Nick Lambert, hereby certify pursuant to Sections 1.02 and 3.01 of the Senior Debt Securities Indenture (the “Indenture”), dated as of September 16, 2004, between the Bank and The Bank of New York Mellon, as Trustee, as follows:

1. I have read the provisions of the Indenture setting forth conditions precedent to the issuance and authentication of the Securities, including Sections 1.02 and 3.01 thereof, and the definitions relating thereto;

2. I have reviewed the written resolutions of the Fund Raising Committee (the “Fund Raising Committee”) dated August 29, 2007 and June 29, 2009, and pursuant to such resolutions, I hereby confirm that the following forms and terms of the Securities were established in accordance with Section 3.01 of the Indenture:

Title of Securities:	2.5% Senior Notes due 2013

Issue Price:	99.867%

Issue Date of Securities:	November 23, 2009

Aggregate Principal Amount of Securities:	$2,000,000,000

Denomination:	$100,000 and integral multiples of $1,000 in excess thereof

Form of Securities:	The Securities will be issued in the form of global notes that will be deposited with The Depository Trust Company (“DTC”) on the closing date. Each global note will be registered in the name of Cede & Co. and executed and delivered in substantially the form attached hereto as Exhibit A.

Maturity:	January 23, 2013

Interest Rate:	2.5% per annum accruing from November 23, 2009.

Interest Payment Dates:	January 23 and July 23 of each year, commencing on July 23, 2010, provided that if such Interest Payment Date is not a Business Day, the Interest Payment Date shall be postponed to the next Business Day. “Business Day” shall have the meaning assigned to it in the Prospectus dated February 10, 2009 relating to the Securities.

Currency of payment of principal, interest and Additional Amounts:	United States Dollars.

Place of Payment and Paying Agent:	Corporate Trust Office of the Trustee, New York, NY.

Tax Redemption Provisions:	Optional, in whole but not in part, at the option of the Bank at 100% of the principal amount of the Securities, as discussed under the “Tax Redemption” provision in the Prospectus Supplement and the “Description of Debt Securities – Redemption – Redemption or Conversion for tax reasons” in the Prospectus.

Regular Record Dates:	The 15th calendar day preceding such Interest Payment Date, whether or not such day is a Business Day.

Other Terms of the Securities:	The other terms of the Securities, including with respect to defeasance and discharge, shall be substantially as set forth in the Indenture, the Prospectus Supplement dated November 18, 2009 and the Prospectus dated February 10, 2009 relating to the Securities.

3. I have also made such other examinations and investigations as I deemed necessary to enable me to express an informed opinion as to whether the conditions precedent provided for in the Indenture as they relate to the issuance and authentication of the Securities have been complied with; and

4. I am of the opinion that the Bank has complied with all conditions precedent provided for in the Indenture relating to the issuance and authentication of the Securities under the Indenture.

Dated: November 23, 2009

Barclays Bank PLC

By:	/s/ Nick Lambert
Name:	Nick Lambert
Title:	Director, Capital Issuance and Securitisation

EXHIBIT A

Form of Global Note

THIS SECURITY IS A GLOBAL REGISTERED SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

BARCLAYS BANK PLC

2.5% SENIOR NOTES DUE 2013

No. [ ]	$	[	]

CUSIP NO. 06739F GP0

ISIN NO. US06739FGP09

BARCLAYS BANK PLC, a company duly incorporated and existing under the laws of England and Wales (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $500,000,000 (Five Hundred Million Dollars) on January 23, 2013, except as otherwise provided herein, and to pay interest thereon, in accordance with the terms hereof. Interest shall accrue on the Security from November 23, 2009 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, and shall be paid semi-annually in arrear on January 23rd and July 23rd of each year (each an “Interest Payment Date”), commencing on July 23, 2010, except as otherwise provided herein, at the rate of 2.5% per annum, until the principal hereof is paid or made available for payment.

The amount of interest which shall accrue hereon shall be computed on the basis of a 360-day year divided into twelve months of 30 days each.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest which shall be the fifteenth calendar day preceding each Interest Payment Date (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the

Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York City, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Senior Debt Security Register, unless such person requests payment by wire transfer pursuant to Section 3.07 of the Indenture.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture, as defined herein.

THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OF THE UNITED STATES OR THE UNITED KINGDOM.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: November 23, 2009	BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated herein referred to in the Indenture.

Dated: November 23, 2009	THE BANK OF NEW YORK MELLON, As Trustee

By:
Authorized Signatory

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to a principal amount of $2,000,000,000, which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If any such Taxes are at any time required by a Taxing Jurisdiction to be deducted or withheld, the Company will, subject to the exceptions and limitations set forth in Section 10.04 of the Indenture, pay such additional amounts of the principal of such Security and any other amounts payable on such Security (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holder of any Security, after such deduction or withholding, shall equal the amounts of the principal of such Security and any other amounts payable on such Security which would have been payable in respect of such Security had no such deduction or withholding be required.

If at any time the Company determines that as a result of a change in or amendment to the laws or regulations of a Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or a change in an official application or interpretation of such laws or regulations (including a decision of any court or tribunal), either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after November 18, 2009, and, in the event that any successor entity has assumed the obligations of the Company, which change or amendment becomes effective on or after the date of such assumption of the Company’s obligations: (a) in making any payments of principal or interest, if any, on, or in respect of, such series of Securities, the Company or any such successor entity that has assumed the obligations of the Company has paid or will or would on the next Interest Payment Date be required to pay Additional Amounts with respect thereto, or (b) the Company or any such successor entity would not be entitled to claim a deduction in respect of such payments in computing its taxation liabilities, then the Securities will be redeemable upon not less than 30 nor more than 60 days’ notice by mail, on any Interest Payment Date thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price equal to 100% of the principal amount of such Securities together with any accrued but unpaid interest (if any) in respect of such Securities to the date fixed for redemption. In any case where the Company shall determine that as a result of either Section 11.08 or Section 11.09 of the Indenture it is entitled to redeem the Securities of any series, the Company shall be required to deliver to the Trustee prior to the giving of any notice of redemption a written legal opinion of independent counsel of recognized standing (selected by the Company) in a form satisfactory to the Trustee confirming that the Company is entitled to exercise its right of redemption under Sections 11.08 or 11.09 of the Indenture.

The successor entity that assumes the obligations of the Company pursuant to Section 8.03 of the Indenture shall also be entitled to redeem the Securities of the relevant series in accordance with Section 11.08 of the Indenture with respect to any change or amendment to, or change in the application or interpretation of the laws or regulations (including any treaty) of the successor entity’s jurisdiction of incorporation which change or amendment occurs subsequent to the date of any such assumption.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity, and, in the case of a proceeding for the winding-up of the Company in England, such proceeding is in the name and on behalf of the Trustee to the same extent (but no further or otherwise) as the Trustee would have been entitled so to do. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed or provided for herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Senior Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in initial denominations of $100,000 and increments of $1,000 thereafter.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture provides that the Company will be discharged from any and all obligations in respect of this Security (except for certain obligations to register the transfer or exchange of the Security, replace stolen, lost or mutilated Securities, maintain paying agencies and hold moneys for payment in trust) or need not comply with certain restrictive covenants of the Indenture, in each case if the Company deposits, in trust, with the Trustee money or Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of, and interest on, the Security on the dates such payments are due in accordance with the terms of this Security and certain other conditions are satisfied.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.